Exhibit 10.16

*PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

FMI Grinding System Lease Agreement

This Agreement is made by and between Beef Products, Inc. (“BPI”), a Nebraska corporation each having its principal place of business at 891 Two Rivers Drive, Dakota Dunes, SD 57049; and National Beef Packing Company, LLC (“NATIONAL”), 12200 North Ambassador Drive, Kansas City, MO 64163.  While this Agreement is entered into between BPI and NATIONAL, NATIONAL acknowledges, due to the relationships described below, that many of the services and/or technology addressed in this Agreement will be provided by parties related to BPI.

BPI is a closely held Nebraska corporation that is primarily engaged in the business of producing, distributing, and selling lean beef, pork, and other meat products.  It currently has production facilities in Amarillo, Texas; Finney County, Kansas; Waterloo, Iowa; and South Sioux City, Nebraska.  The majority shareholders of Beef Products are Eldon and Regina Roth.  BPI’s primary business is the manufacture and sale of frozen meat products produced through patented and/or proprietary production processes and marketed to food manufacturers such as NATIONAL who use BPI’s product in combination with other raw materials in production of NATIONAL’s final product.

Freezing Machines, Inc. (“FMI”) is a technology company that develops equipment and processes for producing meat products.  The equipment and processes developed by FMI are proprietary and sometimes subject to letters patent.  FMI is a closely held company whose sole shareholder is Eldon Roth.  Eldon Roth is the primary inventor for FMI.

BPI Technology, Inc. (“Tech”) is a closely held Delaware corporation, formerly known as Beef Products, Inc., that is engaged in the business of providing technological and manufacturing support services including research and development, engineering and design services, project management, operation consulting and sales, marketing and administrative support.  The majority shareholders of Technology are Eldon and Regina Roth.

FMI has developed a unique grinding system (“grinding system”) that incorporates patented and/or proprietary technology of FMI and may be used by NATIONAL or others in the production of comminuted food products.  Through agreement with BPI, those grinding systems are manufactured/assembled by BPI at its South Sioux City, Nebraska facilities.  Through agreement with Tech, once installed, those grinding systems will be monitored and/or controlled from Tech’s Operations Support Center and other Tech locations.

NATIONAL is a current/potential user of BPI’s frozen products.  NATIONAL currently purchases BPI’s frozen products for incorporation into ground beef and other products to customer specifications.  NATIONAL and BPI desire to further their relationship through this agreement.

BPI has manufactured for NATIONAL and will lease to NATIONAL a grinding system designed by FMI and incorporating FMI technology at the price and upon the conditions noted below.  Through agreement with BPI, Tech will provide technology support and monitoring/controls technology assistance to NATIONAL regarding operation of the grinding system.

1.         AGREEMENT EFFECTIVE PERIOD

This Agreement is effective on January ____, 2007 (date of first full production using the grinding system), and shall remain effective for a period of not less than five (5) years, and will continue thereafter until terminated by either upon at least ninety (90) days prior written notice to the other as specified herein.  If BPI terminates the agreement, adequate time will be allowed National to replace the FMI grinding system with an acceptable alternative.

2.         FOB/COST TO INSTALL

The grinding system shall be shipped FOB NATIONAL’s Dodge City, KS facility.  NATIONAL and BPI shall arrange for the installation of the grinding system at NATIONAL’s facility at BPI’s expense, using only contractors approved by both NATIONAL and BPI, if any.

3.         TECHNOLOGY AND SUPPORT FEE

NATIONAL shall pay FMI the sum of $* per pound of product produced using the grinding system.  This is a preferential rate for the technology and support fee based upon NATIONAL’s assistance in establishing a commercial retail market for products produced using the grinding system.  This technology and support fee is based upon the parties’ anticipation that the pounds produced at the facility will average * pounds or more per work-day at the NATIONAL facility.  If the average production for the facility falls below * pounds per week during any two consecutive months, the parties shall meet to discuss adjustment to the support and technology fee that may be appropriate, if any.  The parties will communicate and cooperate with each other as necessary to achieve such production and to work out any differences that may arise over production volumes.

* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

4.         TERMS OF PAYMENT

NATIONAL shall begin paying the technology and support fee for the grinding system following its installation at NATIONAL’s facility, based upon monthly billings submitted by BPI.  The billings will be based on throughput numbers supplied by National.  The technology and support fee shall be paid by NATIONAL to BPI monthly, not later than thirty (30) days after the end of the month for which the technology and support fee is computed.

5.         MAINTENANCE OF THE GRINDING SYSTEM

During the term of this Agreement, the grinding system shall be maintained in working condition at BPI’s expense.  However, any repair or restoration of the grinding system caused by acts or omissions on the part of NATIONAL (items beyond normal wear and tear – for example, damage due to metal in raw materials) required to maintain the grinding system in working condition will be made at NATIONAL’s sole expense.  All maintenance and/or repair activities related to the grinding system must be coordinated through BPI and, at BPI’s discretion, may be conducted by Technology or contractors retained by BPI.  It is anticipated that minor, routine preventative maintenance (“PM”) may take place with the grinding system and be conducted by NATIONAL employees, but all PMs must be coordinated with and communicated to BPI in advance.  The ONLY PMs that will be conducted by NATIONAL employees will be operational and preventative maintenance activities such as; daily assembly and disassembly, lubrication, inspection, and wear item replacement, as outlined in the users guide.  No alterations or modifications of any kind will be made to the grinding system without BPI’s advance consent.

6.         TECHNOLOGY AND SUPPORT SERVICES

At NATIONAL’s request, BPI shall provide the following technology and support services for the grinding system at no additional cost to National:

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Continuous monitoring, support, and control as required, provided via voice and data network connections through BPI’s Operations Support Center; Field Equipment Support Group, and Systems Engineering Group;

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Operational analysis and daily summary management provided as requested through BPI’s Operations Support Center and the Systems Engineering Group;

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Regularly scheduled (at least quarterly) maintenance and inspection service provided through BPI’s Field Equipment Support Group;

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Upgrades and/or enhancements to the grinding system and/or support technologies and services, as they become available;

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Unscheduled corrective maintenance service provided through BPI’s Field Equipment Support Group; and

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Expanded monitoring, support, and controls as requested for additional NATIONAL equipment, provided via voice and data network connections through BPI’s Operations Support Center; Field Equipment Support Group, and Systems Engineering Group.  Expanded services, if any, will be at an additional cost as agreed upon by the parties.

7.         EXCLUSIVE USE OF FMI GRINDING SYSTEM FOR RETAIL GROUND BEEF

For a period of * months from the date of first full production run using the FMI grinding system, BPI agrees not to sell or lease a grinding system of similar design to any competitor of NATIONAL in the retail ground beef market.  However, NATIONAL is aware of BPI’s intention to construct other facilities of its own and the likelihood of such facility(ies) producing ground beef that may compete in some markets with NATIONAL’s products.  Nothing contained in this Agreement shall limit BPI’s ability to construct such facility(ies) and produce for itself or copack for others products that may compete with NATIONAL’s products.  If at any time during the term of this agreement, BPI leases a grinding system of similar design to any competitor of NATIONAL or BPI copacks products in its own facility(ies) using a grinding system of similar design, the third party leasing the grinding system or purchasing BPI copacked products shall be charged a technology and support fee not less than the preferential rate charged NATIONAL.  If BPI’s facility will become operational within the exclusivity period outlined above, the parties will communicate and cooperate with each other as necessary to accommodate operation of the BPI facility, while maintaining a market advantage for National and to work out any differences that may arise with regard to the same.

* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

8.         PRODUCT QUALITY ASSURANCE/MINIMUM LBT INCREASE

The parties acknowledge that NATIONAL’s decision to lease the grinding system from BPI is based upon the parties belief that the grinding system will produce a finished ground beef product that is superior to comparable products of National’s best competitor.  In addition, the parties believe that use of the grinding system will allow NATIONAL to increase its use of BPI frozen products, with an average increase of * percent (*%) over current incorporation rates (*% * v. *%).  Should NATIONAL not be able to produce a superior product using the grinding system, or if the average increase in use of BPI frozen products does not meet expectations, the parties shall meet to discuss adjustment to the support and technology fee that may be appropriate, if any.  The parties will communicate and cooperate with each other as necessary to achieve such product quality and increases in LBT use and to work out any differences that may arise over such quality and/or volume issues.

* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

9.         ASSIGNMENT

Neither party may assign any right or interest under this Agreement without the prior written consent of the other party.

10.       CHOICE OF LAW

This Agreement and all transactions under it shall be governed by the laws of the State of Nebraska.  Any disputes arising under this Agreement shall be submitted exclusively to court of competent jurisdiction in the State of Nebraska, each party hereby acknowledging the jurisdiction of such courts over both the subject matter and parties to this Agreement.

11.       COMPLIANCE WITH LAWS

Each party and all persons furnished by or acting on behalf of either party shall comply at their own expense with all applicable laws, ordinances, regulations and codes, including the identification and procurement of required permits, certificates, licenses, insurance, approvals, inspection, regulatory (e.g. emissions) and safety (e.g. UL) requirements in connection with their respective performance under this Agreement.

12.       DEFAULT

If either party shall be in material breach or default of any of the terms, conditions or covenants of this Agreement and if such breach or default shall continue for a period of seven (7) days after the giving of written notice to the breaching party by the other party, then, in addition to all other rights and remedies which the aggrieved party may have at law or equity or otherwise, such party shall have the right to terminate this Agreement.

13.       INDEMNITY

Each party, in its capacity as the “Indemnifying Party” agrees to indemnify, defend and hold harmless the other party and its affiliates, customers, employees, successors and assigns from and against any direct losses, damages, claims, fines, penalties and expenses (including reasonable attorney’s fees) that arise out of or result from the Indemnifying Party’s negligence or willful misconduct or its obligations under this Agreement, provided that the party seeking indemnification notifies, as soon as reasonably possible, the other party of the filing of such a claim, provides the indemnifying party full cooperation in the defense of such claim, at the indemnifying party’s expense, and affords the indemnifying party full control over the defense and settlement of such claim.

14.       LICENSES

No licenses, express or implied, under any patents are granted by BPI to NATIONAL under this Agreement.

15.       LIMITATION OF LIABILITY; INSURANCE

In no event will either party be liable for loss of profits, loss of revenue, special, indirect or consequential damages arising out of its actions or failures to act in connection with this Agreement.  This limitation does not apply to:

(i)         Damages of any sort arising out of death or personal injury, or

(ii)        Damages from breach of the confidentiality obligations, or

(iii)       Awards of damages to third parties, however denominated.

16.       NON-DISCLOSURE AGREEMENT

Since BPI, and NATIONAL each expect to disclose to the other party certain information concerning equipment designs, products, business and strategies which are considered confidential and proprietary and which neither party wants to disclose to others, they agree to keep all such information confidential.  The Parties agree not to make any general press releases or public disclosures regarding the details of this Agreement without the prior review and written consent of the other Party.  Each party may however disclose the existence of this Agreement to its respective customers on an as-needed basis for sales and marketing purposes without the prior consent of the other party.  Furthermore, neither Party shall use the other Party’s trademarks, trade names and service marks without the prior written consent of the other Party; if such consent is given, then the Party shall disclose that such trademarks, trade names, and service marks are the sole property of the other Party.

17.       NOTICES

Any notice given or demand which under the terms of this Agreement or under any statute must or may be given or made by BPI or NATIONAL shall be in writing and shall be given or made by confirmed facsimile, or similar communication or by certified or registered mail addressed to the respective parties as follows:

To BPI:	Beef Products, Inc.
891 Two Rivers Drive
Dakota Dunes, SD 57049
Attn: Richard A. Jochum, Corporate Administration
Fax: (605) 217-8001

-OR-

To NATIONAL:	National Beef Packing Company, LLC
12200 N. Ambassador Drive
Kansas City, MO 64163
Attn: David Grossenheider
Fax: (816) 713-8885

Such notice or demand shall be deemed to have been given or made when sent by facsimile, or other communication or when deposited, postage prepaid in the U.S.  mail.  The above addresses may be changed at any time by giving prior written notice as above provided.  The above addresses may be changed at any time by giving prior written notice as above provided.

18.       SEVERABILITY

If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforccability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties shall be construed and enforced accordingly.

19.       RISK OF LOSS

Risk of loss and damage to the grinding system under this Agreement shall vest in NATIONAL when the grinding system has been installed at NATIONAL’s facility.

20.       USE OF INFORMATION

NATIONAL shall view as BPI’s property any idea, data, program, technical, business or other intangible information, however conveyed, and any document, print, tape, disc, tool, or other tangible information-conveying or performance-aiding article owned or controlled by BPI and identified as proprietary/confidential either in writing or orally.  NATIONAL shall, at no charge to BPI, and as BPI directs, destroy or surrender to BPI promptly at its request any such article or any copy of such Information.  NATIONAL shall keep Information confidential and use it only in performing under this Agreement and obligate its employees, subcontractors and others working for it to do so, provided that the foregoing shall not apply to information previously known to NATIONAL free of obligation, or made public through no fault imputable to NATIONAL.

21.       WARRANTY

BPI warrants to NATIONAL that grinding system furnished will be free from defects in design (as embodied in specifications accompanying the Agreement), material and workmanship and will conform to and perform in accordance with the Specifications and drawings set forth in this Agreement.  THIS WARRANTY IS IN LIEU OF AND EXCLUDES ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARISING FROM OPERATION OF LAW OR OTHERWISE, INCLUDING WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE EXCEPT THAT PURPOSE FOR WHICH THE GRINDING SYSTEM WAS DESIGNED BY “TECH”.

IN NO EVENT SHALL BPI BE LIABLE TO NATIONAL FOR ANY INCIDENTAL, OR CONSEQUENTIAL DAMAGES, COSTS, OR EXPENSES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS, BUSINESS INTERRUPTION, LOSS OF MARGIN, LOSS OF USE, LOSS OF CONTRACT, LOSS OF GOODWILL).

22.       ENTIRE AGREEMENT

This Agreement shall constitute the entire agreement between the parties with respect to the subject matter of this Agreement and shall not be modified or rescinded, except by writing signed by the parties.

National Beef Packing Company, LLC	Beef Products, Inc.

By: /s/ David Grossenheider	By: /s/ Eldon Roth
David Grossenheider,	Eldon Roth, President
Executive Vice President

Dated: 05/04/06	Dated: 05/02/06